Exhibit 23 - Consent of Certified Public Accountant


Board of Directors
Highlands Bankshares, Inc.


   We consent to the use of our report, dated January 17, 1997, relating to the consolidated balance sheets of Highlands Bankshares, Inc. as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears on page 23 in the December 31, 1996 Annual Report to Shareholders of Highlands Bankshares, Inc. and page 43 of this 10KSB.


                                         S. B. HOOVER & COMPANY, L.L.P.



Harrisonburg, VA
March 26, 1997

                                                                Exhibit 23